Exhibit 99.1
November 15, 2022
Ferguson Share Repurchase Program - Weekly Report
Ferguson plc (NYSE: FERG, LSE: FERG) (the “Company”) announces today that it purchased a total of 49,053 of its ordinary shares in the period from November 7, 2022 up to and including November 11, 2022 in connection with its $2.5 billion share repurchase program.
Aggregated information about the purchases carried out during this period

Trading day	Aggregate daily volume (in number of shares)	Daily weighted average purchase price of the shares	Trading venue
November 7, 2022	18,824	9,658.5876	XLON
November 8, 2022	17,280	9,668.9450	XLON
November 9, 2022	10,849	9,721.5515	XLON
November 11, 2022	2,100	10,097.9404	XLON

The Company intends to hold these shares in treasury. Following the purchase of these shares (including those purchased but not yet settled), the number of shares held by the Company in treasury will be 24,180,755.
Following the purchase of these shares, the remaining number of ordinary shares in issue will be 207,990,427. The figure of 207,990,427 may be used by shareholders (and others with notification obligations) as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the Disclosure Guidance and Transparency Rules.
In accordance with Article 5(1)(b) of Regulation (EU) No 596/2014 (the Market Abuse Regulation), as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, and the Commission Delegated Regulation (EU) 2016/1052, detailed information about the individual purchases is attached to this announcement.
http://www.rns-pdf.londonstockexchange.com/rns/4574G_1-2022-11-15.pdf
For further information please contact:
Brian Lantz, Vice President IR and Communications              +1 224 285 2410
Pete Kennedy, Director of Investor Relations                      +1 757 603 0111